SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

McDonald’s Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[McDonald’s Corporation Letterhead]

[Letter to be sent to selected shareholders]

April 29, 2004

NAME

FIRM

ADDRESS

CITY, STATE ZIP

Dear                 :

Consistent with our revitalization plan and our goals for the business, we have taken an in-depth look at compensation at McDonald’s. As a result of this evaluation, we are in the process of implementing a number of important changes designed to place greater emphasis on accountability and better align pay with performance.

As a part of this process, we are asking shareholders to support two proposals related to compensation at our upcoming annual meeting. One pertains to our Amended and Restated 2001 Omnibus Stock Ownership Plan; the other to McDonald’s 2004 Cash Incentive Plan.

We believe approval of these plans will help us continue to attract and retain qualified individuals as officers, employees and non-employee directors and to further align their interests with those of investors.

When reviewing these plans, I would like you to consider that we intend to:

•	reduce the annual equity award usage rate (run-rate) as a percent of shares outstanding

•	increase the use of less dilutive equity incentives

•	use treasury shares for equity awards

•	make the Cash Incentive Plan the Company’s primary vehicle for performance-based annual and long-term cash incentive compensation to key employees. This would qualify these payments for “performance exception” from the limits on tax deductions under Section 162(m) of the Internal Revenue Code.

As it often takes time for annual meeting materials to reach investors through intermediaries, enclosed are copies for your reference. We greatly appreciate your consideration of the matters that we are asking shareholders to vote on this proxy season, and we would greatly appreciate your support on all proposals.

Thank you.

Very truly yours,

Matthew Paull

Chief Financial Officer,

Shareholder